Exhibit 99.1

UTSTARCOM NAMES BRUCE J. RYAN TO ITS BOARD OF DIRECTORS

ALAMEDA, Calif., April 15, 2008 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that its board of directors has increased the size of the board from six to seven members and elected Bruce J. Ryan to the board as an independent outside director.  Mr. Ryan will be designated as a financial expert and join the Audit Committee.  Mr. Ryan’s position on the Company’s board of directors will be effective April 25, 2008.

Mr. Ryan is a 25-plus year veteran of the information industry and previously served as the Executive Vice President and Chief Financial Officer of both Global Knowledge Network and Amdahl Corporation.  In addition, Mr. Ryan currently serves on the boards of KVH Industries, Inc., IONA Technologies PLC and two private companies.

“We are very pleased that Bruce is joining UTStarcom as he brings a wealth of experience to the board having held numerous executive positions including the Chief Financial Officer roles at Amdahl Corporation and Global Knowledge Network” stated Thomas J. Toy, chairman of the board of UTStarcom.  “In addition, his career provides extensive international expertise while his past and present board positions provide governance experience directly applicable to the technology and telecommunications sectors.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and development operations in the United States,

Canada, China, Korea and India. For more information about UTStarcom, visit the company’s Web site at http://www.utstar.com.

Company Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

510.769.2807

barry.hutton@utstar.com